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                                                                    EXHIBIT 3(a)

                                  EXHIBIT B


                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                             RIVIERA TOOL COMPANY



         1. These Restated Articles of Incorporation are executed pursuant to the provisions of Section 641-651, Act 284, Public Acts of 1972, as amended.

         2.      The present name of the corporation is Riviera Tool Company

         3. The date of filing the original Articles of Incorporation was February 26, 1988.

         4. The following Restated Articles of Incorporation supersede the original Articles of Incorporation and shall be the Articles of Incorporation of the corporation:

                                   ARTICLE I

         The name of the corporation is Riviera Tool Company

                                   ARTICLE II

         The purpose or purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

                                  ARTICLE III

         The total authorized capital stock is 6,000,000 shares of Common stock without par value and 1,425 shares of 8% Cumulative Preferred stock and 200,000 shares of Preferred Stock other than the 8% Cumulative Preferred stock.

         The Board of Directors of the corporation is authorized at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, each with such voting powers, full or limited, or without voting powers, and with such stated values, designations, preferences and relative participating conversion, option or other rights, and such qualifications, limitations or restrictions thereon, as shall be stated in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors; provided that all rights to dividends, liquidation distributions or other mandatory distributions of any kind shall be junior in right and time of payment to all shares then outstanding of the 8% Cumulative Preferred stock.
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                                   ARTICLE IV

         The preferences, limitations, designations and relative rights of each class of stock which the corporation is authorized to issue under Article III, above, are as follows:

         4.1.    8% Cumulative Preferred.

                 4.1.1. Voting. The holders of the 8% Cumulative Preferred stock shall only possess voting rights with respect to such stock where voting as a class is required by law to authorize an action.

                 4.1.2. Dividends. The holders of the 8% Cumulative Preferred stock shall be entitled to receive, when and as declared by the Board of Directors, out of the surplus of the corporation, dividends to the extent of Eight Dollars ($8.00) per share per annum, except as provided below upon redemption or liquidation. Such dividend shall be cumulative and payable on the last day of July each year and shall be with respect to the fiscal year then in process. Such dividend shall be the entire dividend entitlement of the 8% Cumulative Preferred stock.

                 4.1.3. Redemption. The 8% Cumulative Preferred stock shall be subject to redemption as set out below. The price of a redemption hereunder shall be One Hundred Dollars ($100.00) per share plus any cumulative dividends on the 8% Cumulative Preferred stock remaining unpaid, to which the holders of the 8% Cumulative Preferred stock are entitled by reason of the provisions of Paragraph 4.1.2, above. In the event of a redemption on a date other than July 31, a pro rata portion of the specified dividend shall be paid based upon a 365 day year commencing August 1. The redemption price shall be paid in cash.

                          4.1.3.1. Call. Notice of a call for redemption shall be given in writing by first-class United States mail, postage prepaid, to all the holders of record of the 8% Cumulative Preferred stock addressed to the address appearing in the stock records of the corporation. Immediately upon mailing such notice, the corporation shall deposit the aggregate of the dividends due pursuant to the provisions above, plus the redemption price in cash, with any bank or trust company in the City of Grand Rapids, State of Michigan, as specified in the notice of redemption, payable to the respective recordholders of the shares to be redeemed upon endorsement and surrender of their certificates. Immediately upon the making of such deposit, said holders shall cease to be stockholders of the corporation with respect to such shares and shall have no further interest in or claim against the corporation with respect to such shares except for the right to receive such deposit from the specified bank or trust company. The specified deposit shall not bear interest and any interest earned thereon shall be returned to the corporation. Any of such deposit unclaimed at the expiration of one





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               year from the date of the deposit shall be repaid to the
               corporation to be held until claimed.

                    4.1.3.2. Mandatory. The eight percent (8%) Cumulative Preferred stock shall be issued with mandatory redemption dates noted thereon as follows:

                    July 31, 1995                          475 Shares
                    July 31, 1996                          475 Shares
                    July 31, 1997                          475 Shares

               Upon presentation to the corporation of the shares so redeemable endorsed in blank, the corporation shall pay to the holder the redemption price plus the dividend payable to the date of redemption. The redemption price and the dividend payable shall not bear interest beyond the date of the specific redemption date unless otherwise declared by the Board of Directors of the corporation.

               4.1.4. Liquidation. In the event of the voluntary or involuntary liquidation of the corporation, before any distribution is made to the holders of the Common stock, the net assets of the corporation shall be distributed pro rata to the holders of the 8% Cumulative Preferred stock in an amount up to One Hundred Dollars ($100.00) per share plus Eight Dollars ($8.00) per share per year from August 1, 1986 to the date of final distribution less the amount of all dividends previously paid on such shares. A pro rata portion of the dividend shall be paid in respect of a short year. Such pro rata portion shall be based upon the ratio that the number of days in such year prior to such distribution bears to three hundred sixty-five (365). The preference distribution specified herein shall be the maximum liquidation distribution entitlement of the 8% Cumulative Preferred stock.

          4.2. Common Stock.

               4.2.1. Voting. Except as provided in Paragraph 4.1.1., above, the holders of the Common stock shall possess the full voting rights of the capital stock of the corporation and shall be entitled to one vote for each share of Common stock held.

               4.2.2.   Dividends.

                        4.2.2.1. In any calendar year if the preference dividends have been declared and paid in the full amount per share as provided in Paragraph 4.1.2., above, the holders of the Common stock shall be entitled to receive on a per share basis, the aggregate amount of any additional dividends that may be declared and paid by the Board of Directors of the corporation during said calendar year.





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               4.2.3.   Liquidation.  In the event of the voluntary or
involuntary liquidation of the corporation, and after the preference distributions as provided in Paragraph 4.1.4., above, have been made in full, the remaining net assets of the corporation, if any, shall be distributed pro rata among the holders of the Common stock according to the number of shares held by each.


                                   ARTICLE V

          The street and mailing address of the registered office is 5460 Executive Parkway S.E., Grand Rapids, Michigan, 49512.

          The name of the resident agent at the registered office is Kenneth K. Rieth.

                                   ARTICLE VI

          The name and address of the incorporator are as follows:

              Name                                    Business Address

         Stuart F. Cheney                             650 Frey Building
                                                    Grand Rapids, MI 49503



                                  ARTICLE VII

          When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.





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                                  ARTICLE VIII

     No director of the corporation shall be personally liable to the corporation or to its shareholders for monetary damages for breach of the director's fiduciary duty, except for liability (i) for a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for a violation of Section 551(1) of the Michigan Business Corporation Act, (iv) for a transaction from which the director derived an improper personal benefit, or (v) for an act or omission occurring before the effective date of this Article VIII. Any repeal or modification of this Article VIII by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                   ARTICLE IX

     The corporation shall indemnify its directors and officers in the manner and to the extent hereinafter provided in this Article IX:

     A. Subject to the other provisions of this Article IX, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     B. Subject to the other provisions of this Article IX, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to a threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor or by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corpora-





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tion, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. Indemnification shall not be made for a claim, issue or matter in which the person has been found liable to the corporation except to the extent authorized in section F of this Article IX.

     C. To the extent that a director or officer of the corporation has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in sections A and B of this Article IX, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses, including attorneys' fees, incurred by him or her in connection with the action, suit or proceeding and an action suit or proceeding brought to enforce the mandatory indemnification provided by this Article IX.

     D. (1) An indemnification under sections A and B of this Article IX, unless ordered by the court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because he or she has met the applicable standard of conduct set forth in said sections A and B of this
     Article IX and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. This determination and evaluation shall be made in any of the following ways:

                (a) By a majority vote of a quorum of the board of directors consisting of directors who were not parties or threatened to be made parties to the action, suit or proceeding.

                (b)  If a quorum cannot be obtained under subdivision
            (a) of this subsection, by majority vote of a committee duly designated by the board and consisting solely of two or more directors not at the time parties or threatened to be made parties to the action, suit, or proceeding.

                (c) By independent legal counsel in a written opinion, which counsel shall be selected in one of the following ways:

                        (i) By the board or its committee in the manner prescribed in subdivision (a) or (b) of this subsection.

                        (ii) If a quorum of the board cannot be obtained under
                subdivision (a) of this subsection and a committee cannot be designated under subdivision (b) of this subsection, by the board.





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                        (d)  By all independent directors who are not parties
               or threatened to be made parties to the action, suit, or proceeding.

                        (e) By the shareholders, but shares held by directors, officers, employees, or agents who are parties or threatened to be made parties to the action, suit, or proceeding may not be voted.

               (2)      In the designation of a committee under subsection
       (1)(b) of section D of this Article IX or in the selection of independent legal counsel under subsection (1)(c)(ii) of section D of this Article IX, all directors may participate.

               (3) If a person is entitled to indemnification under sections A and B of this Article IX for a portion of expenses, including reasonable attorneys' fees, judgments, penalties, fines, and amounts paid in settlement, but not for the total amount thereof, the corporation may indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

       E. (1) A corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee, or agent who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if all of the following apply:

                    (a) The person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in sections A and B of this Article IX.

                    (b) The person furnishes the corporation a written undertaking, executed personally or on his or her behalf to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct.

                    (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this act.

               (2) The undertaking required by subsection (1)(b) of this section E must be an unlimited general obligation of the person but need not be secured.

               (3) Determination of payments under this section E shall be made in the manner specified in section D of this Article IX.

       F. A director, officer, employee, or agent of the corporation who is a party or threatened to be made a party to an action, suit, or proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice it considers





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necessary may order indemnification if it determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she met the applicable standard of conduct set forth in sections A and B of this Article IX or was adjudged liable as described in section A of this Article IX, but if he or she was adjudged liable, his or her indemnification is limited to reasonable expenses incurred.

       G.      (1)      The indemnification or advancement of expenses provided
       under sections A to F of this Article IX is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under these articles of incorporation, the corporation's bylaws, or a contractual agreement. The total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses.

               (2) The indemnification provided for in sections A to G of this Article IX continues as to a person who ceases to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of the person.

       H. The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have power to indemnify him or her against liability under sections A to G of this Article IX.

       I.      For the purposes of sections A to H of this Article IX:

               (a) "Fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan.

               (b) "Other enterprises" shall include employee benefit plans.

               (c) "Serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, the director, officer, employee, or agent with respect to an employee benefit plan, its participants, or its beneficiaries.

               (d) A person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be considered to have acted in a manner "not opposed to the best interests of the corporation or its shareholders" as referred to in sections A and B of this Article IX.





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       J.      The assumption by a person of a term of office as a director or officer of the corporation or, at the request of the corporation, as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, shall constitute a contract, entitling such person to all of the rights and privileges of indemnification afforded by this Article IX as in effect as of the date of his assumption of such term of office, but such contract shall not prevent the amendment of this Article IX in respect of any future term of office of such persons or in respect of any other person.

       K.      The invalidity or enforceability of any provision of this
Article IX shall not affect the validity or enforceability of any other provision hereof.

                                   ARTICLE X

       (1) Any action required or permitted by the Michigan Business Corporation Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

       (2) Any action required or permitted by this act to be taken at an annual meeting or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if before or after the action all the shareholders entitled to vote consent in writing. If the action consented to would have required filing of a certificate under any other section of this act if the action had been voted upon by shareholders at the meeting, the certificate filed under a different section shall state, in lieu of any statement required by the section concerning a vote of shareholders, that written consent has been given as provided by this section.

       (3) The necessary number of shares as required by statute were voted in favor of the restated articles.





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       IN WITNESS WHEREOF, the undersigned has hereunto signed these Articles of Incorporation on this ____ day of ______________, 1996.

                                               RIVIERA TOOL COMPANY



                                               By:
                                                  ______________________________
                                                  Kenneth K. Rieth, President


PREPARED BY:
Stuart F. Cheney
Dickinson Wright Moon et al
200 Ottawa Avenue NW Suite 900
Grand Rapids, MI 49503
(616) 458-1300





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